EXHIBIT 99.1

BTU International Reports Second Quarter 2013 Results

NORTH BILLERICA, Mass., July 30, 2013 (GLOBE NEWSWIRE) -- BTU International, Inc. (Nasdaq:BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today announced its financial results for the second quarter ended on June 30, 2013.

Second quarter net sales were $14.2 million, up 35.6 percent compared to $10.5 million in the preceding quarter, and down 2.4 percent compared to $14.6 million for the same quarter a year ago. Net loss for the second quarter of 2013 was $0.3 million, or ($0.03) per diluted share, compared to a net loss of $3.1 million, or ($0.33) per diluted share, in the preceding quarter, and compared to a net loss of $2.1 million, or ($0.23) per diluted share, in the second quarter of 2012.

Net sales for the six months ended June 30, 2013, were $24.7 million compared to $30.9 million for the first six months of 2012. Net loss for the first six months of 2013, was $3.4 million, or ($0.36) per diluted share, compared to a net loss of $4.2 million, or ($0.44) per diluted share, for the first six months of 2012.

Comments

Commenting on the company's performance, Paul J. van der Wansem, BTU chairman and CEO, said, "Our electronics business, in particular our semiconductor packaging product line, continues as the key driver for our revenues during the quarter and for the six month period. On the other hand, growth in the Chinese market has slowed compared to historical levels. In solar, we had little revenue as the industry remains in an overcapacity situation. On the positive side, we were encouraged by the progress at our second solar customer who moved forward with the start up of new production lines using our Meridian™ in-line diffusion systems."

Outlook

"We expect third quarter revenues to be in the $12.5 million to $13.5 million range driven by strength in the electronics, parts and service businesses. During the second half of the year, we expect to see additional revenues from our nuclear business. Gross margins are expected to continue to be affected by under absorption in our factories, primarily in the U.S. Operating expenses for the third quarter of 2013 are expected to return to approximately the same level as for the first quarter of 2013," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the third quarter of 2013, in a conference call to be held today, July 30, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-303-9139. A live and archived webcast of the conference call will be available on BTU's website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected revenues, gross margins and operating expenses and financial performance for the third quarter of fiscal year 2013. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of July 30, 2013, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Net sales	$ 14,244	$ 14,598	$ 24,747	$ 30,870
Costs of goods sold	8,850	9,916	16,623	20,965

Gross profit	5,394	4,682	8,124	9,905

Operating expenses:

Selling, general and administrative	4,355	5,336	9,009	10,749
Research, development and engineering	1,017	1,306	2,151	2,788

Operating income (loss)	22	(1,960)	(3,036)	(3,632)

Interest income	11	16	23	36
Interest expense	(107)	(114)	(220)	(232)
Foreign exchange gain (loss)	(38)	10	(114)	(52)
Other income	5	1	46	1

Loss before provision for income taxes	(107)	(2,047)	(3,301)	(3,879)

Provision for income taxes	154	102	85	277

Net loss	$ (261)	$ (2,149)	$ (3,386)	$ (4,156)

Loss per share:
Basic	$ (0.03)	$ (0.23)	$ (0.36)	$ (0.44)
Diluted	$ (0.03)	$ (0.23)	$ (0.36)	$ (0.44)

Weighted average number of shares outstanding:
Basic shares	9,532,140	9,503,203	9,531,559	9,502,462
Effect of dilutive options	--	--	--	--

Diluted shares	9,532,140	9,503,203	9,531,559	9,502,462

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

Assets	June 30, 2013	December 31, 2012

Current assets
Cash and cash equivalents	$ 15,283	$ 20,218
Accounts receivable, net	11,286	9,623
Inventories	10,611	9,547
Other current assets	5,896	4,131

Total current assets	43,076	43,519

Property, plant and equipment, net	3,858	4,669

Other assets, net	538	481

Total assets	$ 47,472	$ 48,669

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$ 411	$ 400
Trade accounts payable	7,298	5,185
Other current liabilities	5,910	6,040

Total current liabilities	13,619	11,625

Long-term debt, less current portion	7,357	7,564

Total liabilities	20,976	19,189

Total stockholders' equity	26,496	29,480

Total liabilities and stockholders' equity	$ 47,472	$ 48,669
CONTACT: Peter Tallian
         Chief Operating Officer
         BTU International, Inc.
         Phone: (978) 667-4111